EXHIBIT 3.235
AMENDED AND RESTATED
SINGLE MEMBER OPERATING AGREEMENT
     This Amended and Restated Single Member Operating Agreement (this “Agreement”) for Graham Packaging PX, LLC, a California limited liability company (the “Company”) is made as of August 22, 2011 (the “Effective Date”) by Graham Packaging PX Holding Corporation, a Delaware corporation, its sole member (the “Member”).
     This Agreement is made with reference to the following facts:
A. The Member intended to enter into the Single Member Operating Agreement (the “Operating Agreement”) of the Company as of December 29, 2006.
B. The Company filed a Limited Liability Company Certificate of Amendment with the California Secretary of State to change the name of the Company from Plaxicon, LLC to Graham Packaging PX, LLC.
C. The Member entered into the First Amendment to Single Member Operating Agreement (the “Amendment”) of the Company as of September 23, 2010.
D. The Member desires to correct the typographical error on the signature block to the Operating Agreement.
E. The Member desires to amend and restate the Operating Agreement (as amended by the Amendment) in its entirety as provided in this Agreement.
     NOW, THEREFORE, the Member agrees to amend and restate the Operating Agreement (as amended by the Amendment) as provided in this Agreement.
     1. Formation of the Company. The Company was formerly Plaxicon, Inc., a California corporation. The Company has been converted to a limited liability company pursuant to Sections 11501160 of the California Corporations Code.
     2. Name of the Company. The name of the Company shall be Graham Packaging PX, LLC.
     3. Registered Office and Registered Agent. The Company’s registered agent in the State of California is Alex Iniguez, and the address of the registered agent in such state is 10660 Acacia, Rancho Cucamonga, California 91730.
     4. Purpose. The purpose and business of the Company shall be any business which may lawfully be conducted by a limited liability company under the Beverly-Killea Limited Liability Company Act (the “Act”).
     5. Term. Unless sooner terminated as permitted by the Act, the duration of the Company shall be perpetual.
     6. Management. The management of the Company shall be conducted by the members.

     7. Amendment. This Agreement may be amended or terminated by the execution of an instrument so providing, signed by the sole member of the Company.
     IN WITNESS WHEREOF, this Amended and Restated Single Member Operating Agreement has been executed as of the Effective Date.
SOLE MEMBER
Graham Packaging PX Holding Corporation

By:	/s/ David W. Bullock Name: David W. Bullock
Title: Chief Financial Officer and Director
[Signature Page to Graham Packaging PX, LLC’s Amended and Restated
Single Member Operating Agreement]